UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 11/30/2009

Kraton Polymers LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-123747

Delaware	26-3739386
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

(Address of principal executive offices, including zip code)

281-504-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 30, 2009, Kraton Polymers LLC (the “Company”) entered into Amendment No. 7 (the “Amendment”) to the Credit and Guaranty Agreement (as amended from time to time, the “Credit Agreement”) among the Company, each of the guarantors party thereto, the lenders party thereto, and UBS AG, Stamford Branch, as administrative agent, swing line lender and issuing bank. The Amendment increases the maximum available borrowings under the revolving commitments from $75.5 million to $80.0 million and extends the maturity on $79.8 million of the revolving commitments from May 2011 to May 2013. Interest on the extended portion of the revolving commitments is increased by 100 basis points and is henceforth equal to the adjusted Eurodollar rate plus a margin of between 3.00% and 3.50% per annum (depending on the Company’s consolidated leverage ratio) or at the Company’s option, the base rate plus a margin of between 2.00% and 2.50% per annum (also depending on the Company’s consolidated leverage ratio). In addition, with respect to the extended portion of the revolving commitments, the unused commitment fee is increased by 25 basis points to 75 basis points. The terms of the $200,000 portion of the revolving commitments that were not extended remain unchanged.

On November 30, 2009, the Company issued a press release announcing the Amendment to the Credit Agreement. A copy of the press release is attached hereto as exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

The following exhibit is filed with this Current Report pursuant to Item 1.01.

(d) Exhibits

Exhibit 99.1: Amendment No. 7 to Credit and Guaranty Agreement dated November 30, 2009, among the Company, each of the guarantors party thereto, the lenders party thereto, and UBS AG, Stamford Branch, as issuing bank, swing line lender and administrative agent.

Exhibit 99.2 Press Release dated November 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Polymers LLC

Date: December 1, 2009	By:	/S/ STEPHEN E. TREMBLAY
Stephen E. Tremblay
Vice President and Chief Financial Officer

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